Exhibit 99.2

Media contact:

Karla Olsen,

director, corporate

communications

Phone: 888.613.0003

FAX: 316.299.7569

karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR ENERGY RETAIL RATE CASE AND EARNINGS UPDATE

TOPEKA, Kan., Oct. 2, 2008 — Westar Energy, Inc. (NYSE:WR) today announced that, in conjunction with an investor conference call being held today at 10 a.m. Eastern (9 a.m. Central), the Company has posted on its Web site a presentation summarizing positions taken in testimony filed by the KCC Staff and other interveners earlier this week related to the Company’s retail rate case. The presentation was also furnished today with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

In addition, the Company announced that abnormally cool weather had an adverse impact on its third quarter earnings. Preliminary information for the third quarter indicates that cooling degree days for the third quarter were 14 percent below normal which the Company estimates will reduce earnings per share about 10 cents per share. Based on this preliminary information, the Company is revising its previously announced 2008 full-year earnings guidance of $1.50 to $1.65 per share, excluding the one-time tax benefit recorded in the first quarter, to a range of $1.35 to $1.45 per share. Further information about full year earnings guidance will be provided on the Company’s third quarter earnings call scheduled for November 7, 2008 at 10 a.m. Eastern (9 a.m. Central).

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 675,000 customers in the state. Westar Energy has about 6,200 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-K for the period ended Dec. 31, 2007 and our Form 10-Q for the period ending June 30, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.